Exhibit 3.55

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF

URBAN ONE ENTERTAINMENT SPV, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY

OPERATING AGREEMENT (this “Agreement”) of Urban One Entertainment SPV, LLC (the “Company”), effective as of January 25, 2021 (the “Effective Date”), is entered into by Radio One Entertainment Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”), and Stichting Urban One Entertainment, a foundation incorporated under the laws of the Netherlands (the “Former Class B Member”), solely for the purposes described herein.

WHEREAS, on October 4, 2018, the Company was formed as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, 6 Del. C § 18-101 et seq, as amended from time to time, and any successor statute (the “Act”) and, on October 8, 2018, the initial member of the Company (the “Original Member”) entered into a Limited Liability Company Agreement (the “Original Agreement”) pursuant to the Act governing the affairs of the Company and the conduct of its business;

WHEREAS, the Original Agreement was amended and restated as of December 19, 2018 (the “A/R Agreement”), and the A/R Agreement was entered into by the Member and the Class B Member (as defined in the A/R Agreement), being the Former Class B Member;

WHEREAS, the need for certain protections and provisions contained in the A/R Agreement are no longer necessary or desirable in the management, operation and/or conduct of the Company and its business; and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein, and the Former Class B Member consents and agrees to the amendment and restatement of the A/R Agreement as set forth herein (including (i) the cancellation of the Former Class B Member’s interests in the Company, (ii) that the Former Class B Member will no longer be a party to the A/R Agreement or this Agreement except for the purposes set forth in this paragraph, and (iii) that neither the Company nor the Member, on the one hand, nor the Former Class B Member, on the other hand, shall have any liability to each other with respect to the A/R Agreement).

NOW, THEREFORE, the Member and the Former Class B Member agree as set forth in the foregoing recitals, and the Member agrees as follows:

1.	Name. The name of the Company is Urban One Entertainment SPV, LLC.

2.             Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.	Principal Office; Registered Agent.

(a)               Principal Office. The location of the principal office of the Company shall be 1010 Wayne Avenue, 14th Floor, Silver Spring, Maryland 20910 or such other location as the Member may from time to time designate.

(b)               Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.	Members.

(a)             Member. The name and the business, residence or mailing address of the Member are as follows:

Name	Address

Radio One Entertainment Holdings, LLC	1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910

(b)             Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c)             Membership Interests; Certificates. Unless so determined otherwise by the Member, the Company will not issue any certificates to evidence ownership of the membership interests.

5.	Management.

(a)             Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)             Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The current Officers of the Company are Alfred C. Liggins, III, Chairman and Chief Executive Officer and Peter D. Thompson, Vice President and Chief Financial Officer.

6.	Liability of Member; Indemnification.

(a)             Liability of Member. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the manager of the Company, or in any other capacity, shall not be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

(b)             Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

7.             Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8.             Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9.	Tax Status; Income and Deductions.

(a)             Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b)             Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10.           Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member, upon direction of or in accordance with guidelines adopted by the Board of Directors of its sole member.

11.	Dissolution; Liquidation.

(a)             The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b)             Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d)             Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

12.	Miscellaneous.

(a)             Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)             Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c)             Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

MEMBER:

RADIO ONE ENTERTAINMENT HOLDINGS, LLC

By:	/s/ Peter D. Thompson
Name:	Peter D. Thompson
Its:	Executive Vice President

Signature Page to Second Amended and Restated Limited Liability Company Agreement of
Urban One Entertainment SPV, LLC

SOLELY FOR THE PURPOSES SET FORTH HEREIN:

FORMER CLASS B MEMBER:

STICHTING URBAN ONE ENTERTAINMENT

/s/ Gert Jan Rietberg
By:	Intertrust (Netherlands) B.V.
Its:	Director
By:	Gert Jan Rietberg
Its:	Proxyholder

/s/ Daniel Vijselaar
By:	Intertrust (Netherlands) B.V.
Its:	Director
By:	Daniel Vijselaar
Its:	Proxyholder

Signature Page to Second Amended and Restated Limited Liability Company Agreement of
Urban One Entertainment SPV, LLC